Deutsche Municipal Income Trust
(the "Fund")

Sub-Item 77Q1(d): Copies of all
constituent instruments defining the
rights of the holders of any new
class of securities and of any
amendments to constituent
instruments referred to in answer to
sub-item 77I

A copy of Appendix B to the Fund's
Statement Establishing and Fixing
the Rights and Preferences of
Floating Rate Municipal Term
Preferred Shares is attached under
Sub-Item 77Q1(a).